Exhibit 10.20

Kemper Corporation 2009 Performance Incentive Plan

ANNUAL INCENTIVE AWARD AGREEMENT

This ANNUAL INCENTIVE AWARD AGREEMENT (“Agreement”) is made as of this ______ day of ___________, 2___ (“Grant Date”) between [EMPLOYER NAME] (the “Company”), and «Name» (the “Participant”).

SIGNATURES

As of the date set forth above, the parties have executed this Agreement, including Exhibit A:

COMPANY                PARTICIPANT

By: _____________________ _______________________
«Authorized Officer»                «Name»

By his or her signature below, the spouse of the Participant agrees to be bound by all of the terms and conditions of this Agreement.

_________________________

_________________________
Print Name

RECITALS

A.    The Compensation Committee of the Board of Directors of Kemper Corporation (the “Committee”) has adopted the 2009 Performance Incentive Plan, including any and all amendments to date (the “Plan”).

B.    The Plan provides for the granting of annual and multi-year incentive awards to selected employees of Kemper Corporation or any of its affiliates.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Grant. The Company grants to the Participant an annual incentive award on the terms and conditions hereinafter set forth (the “Award”), subject to the provisions set forth on Exhibit A.

2.    Vesting and Forfeiture.

(a)    Performance Period. The Performance Period (the “Performance Period”) for this Award shall be the period set forth in the attached Exhibit. Subject to the forfeiture and early vesting provisions referenced in Section 2(b) below, the Award will vest on the last day of the Performance Period only to the extent set forth and in accordance with the terms of Exhibit A with regard to the performance condition(s) referenced therein.

(b)    Forfeiture or Early Vesting upon Retirement, Death, Disability or Other Events. During the Performance Period, the Award may be subject to forfeiture or early vesting upon the termination of the Participant's employment due to retirement, death, disability or other events in accordance with the provisions of Articles 6 or 11 of the Plan, which are incorporated in and made a part of this Agreement.

3.    Withholding of Taxes. The Company shall withhold from any payouts under the Award the amounts the Company is required to withhold to satisfy any applicable tax withholding requirements based on minimum statutory withholding rates for federal and state tax purposes, including any payroll taxes.

4.    No Assignment or Other Transfer. Neither this Agreement, the Award or any rights and privileges granted hereby may be transferred, assigned, pledged or hypothecated in any way, whether by operation of the law or otherwise, except by will or the laws of descent and distribution. Without limiting the generality of the preceding sentence, no rights or privileges granted hereby may be assigned or otherwise transferred to the spouse or former spouse of the Participant pursuant to any divorce proceedings, settlement or judgment. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Agreement, the Award or any other rights or privileges granted hereby contrary to the provisions hereof shall be null and void and of no force or effect.

5.    Participation by Participant in Other Company Plans. Nothing herein contained shall affect the right of the Participant to participate in and receive benefits under and in accordance with the then current provisions of any retirement plan or employee welfare benefit plan or program of the Company or of any subsidiary or affiliate of the Company, subject in each case, to the terms and conditions of any such plan or program.

6.    Not an Employment or Service Contract. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries or affiliates, expressed or implied, to employ the Participant, to restrict the right of the Company or any of its subsidiaries or affiliates to discharge the Participant or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement which may exist between the Participant and the Company or any of its subsidiaries or affiliates.

7.    Agreement Subject to Award Plan. The Award hereby granted is subject to, and the Company and the Participant agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time hereafter in accordance with the terms thereof, but no such amendment shall adversely affect the Participant's rights under this Agreement without the prior written consent of the Participant. To the extent that the terms or conditions of this Agreement conflict with the terms or conditions of the Plan, the Plan shall govern.

8.    Arbitration. All disputes related to this Agreement or any Award granted hereunder, shall be submitted to binding arbitration with the American Arbitration Association (“AAA”) pursuant to the AAA Employment Arbitration Rules and Mediation Procedures (“AAA Rules”). A copy of the AAA Rules is available to the Participant upon written request to the Director of Human Resources, Kemper Corporation, at One East Wacker Drive, Chicago, Illinois 60601 (or such other address as the Company may specify from time to time), or may be obtained online at: www.adr.org.

To initiate arbitration, either party must file a Demand for Arbitration (“Demand”) in the manner described in the AAA Rules. After a demand has been filed and served, either party may request that the dispute initially be mediated pursuant to the AAA Rules. If mediation does not fully resolve the dispute, then the matter will be subject to arbitration before a single arbitrator who shall have the power to award any types of legal or equitable relief available in a court of competent jurisdiction, including, but not limited to, attorneys' fees and costs, to the extent such relief is available under applicable law, and all defenses that would be applicable in a court of competent jurisdiction shall be available. All administrative costs of arbitration (including reimbursement of filing fees) and the fees of the arbitrator will be paid by the Company.

9.    Execution. This Agreement has been executed and delivered as of the day and year first above written at Chicago, Illinois, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state of Illinois without application of its conflicts of laws principles.

10.    Miscellaneous. This Agreement, together with the Plan, is the entire agreement of the parties with respect to the Award granted hereby and may not be amended except in a writing signed by both the Company and the Participant.

<ADD THE NEXT SECTION FOR ALL GRANTS TO ALL EXECUTIVE OFFICERS OF THE COMPANY, EFFECTIVE 2/1/11:>

11.    Clawbacks. Notwithstanding the vesting terms or any other provision set forth in this Agreement, the rights, payments, and benefits with respect to this Award are subject to reduction, cancellation, forfeiture, or recoupment by the Company if and to the extent required by applicable law, regulation of the Securities and Exchange Commission, or rule or listing requirement of the New York Stock Exchange (collectively “Applicable Requirements”) in connection with an accounting restatement or under such other circumstances as specified in the Applicable Requirements. Any action taken by the Company under this provision shall be made pursuant to the Committee's determination, which shall be final, binding and conclusive.

[CORPORATE VERSION]
Exhibit A

To Annual Incentive Award Agreement
Kemper Corporate - ___% Management Group

Overview: This Exhibit A sets forth the terms that will determine the amount of the cash payout, if any, that the Participant may be entitled to receive pursuant to the Award based on the outcome of the applicable performance measures over the Performance Period.
Performance Period: January 1, ____ through December 31, ____.

Table 1 Target Bonus Percentage
Type of Award	Target Bonus Percentage	Weighting based on Financial Measures
Annual PIP Award	__%	100%
Target Bonus Percentage: The applicable Target Bonus Percentage for the Award is set forth in Table 1 above. The Target Bonus Percentage is expressed as a percentage of the Participant's Base Salary, as defined herein.
Base Salary: Base Salary is the Participant's annual base salary in effect as of April 1 of the Performance Period.
Performance Measures: The performance measures applicable to this Award are Consolidated Operating Profit Margin and Earned Premium Revenue Growth, as defined herein. The applicable performance measures are shown in the attached Performance Matrix, which shows Consolidated Operating Profit Margin on the X axis and Earned Premium Revenue Growth on the Y axis.

Consolidated Operating Profit Margin: Consolidated Operating Profit Margin is defined as Consolidated Net Operating Income (Loss) divided by Earned Premium Revenues. This measure will incorporate any adjustments made to applicable operating segment results for variances from estimated catastrophe losses and loss adjustment expenses in accordance with the “CAT Loss Collar” approved by the Compensation Committee.

Consolidated Net Operating Income (Loss): Consolidated Net Operating Income (Loss) is computed by excluding from net income (loss) from continuing operations the after-tax impact of 1) net realized gains (losses) on sales of investments, 2) net impairment losses recognized in earnings related to investments and 3) other significant nonrecurring or infrequent items that may not be indicative of ongoing operations. Significant non-recurring items are excluded when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, and (b) there has been no similar charge or gain within the prior two years.

Earned Premium Revenue Growth: Earned Premium Revenue Growth is defined as the percentage increase in Earned Premium Revenues in ____ from such revenues in ____.

Earned Premium Revenues: Earned Premium Revenues is defined as earned premiums as reported in the Financial Analysis Summaries or its reporting equivalent for all insurance company operating segments.
Target Multiplier: At the end of the Performance Period, the Participant will be assigned a Target Multiplier, which is derived from the attached Performance Matrix based on the outcome of the performance measures. For performance between points on the Performance Matrix, the Target Multiplier will be interpolated on a straight-line basis.
Threshold and Maximum Target Multiplier Levels: Threshold and maximum Target Multiplier levels for the Award are incorporated into the attached Performance Matrix. The threshold Target Multiplier level is set at 25%, below which no payout will be made, and the maximum Target Multiplier level is set at 200%.
Award Percentage: The Target Multiplier will be applied against the Participant's Target Bonus Percentage to arrive at the Award Percentage for the Participant.
Award Calculation: The determination of the amount of the payout, if any, under the Award will be calculated by multiplying the Participant's Award Percentage by the Participant's Base Salary.
Target Multiplier * Participant's applicable Target Bonus Percentage = Award Percentage
Award Percentage * Base Salary = Final Cash Award payable under the Plan
Illustrative Example: Below is an illustrative example of a calculation for a potential payout under the Award for a sample participant with a Base Salary of $100,000.

Table 2 Illustrative Example
Example of Individual Target Bonus Percentage from Table 1	Example of Target Multiplier interpolated from Performance Matrix	Example of Total Award Percentage (AxB)	Example of Base Salary	Example of Estimated final Cash Award payable under the Plan (CxD)
A	B	C	D	E
50%	143.3%	71.7%	100,000	71,700

Interpretations and Decisions Related to Award Calculations and Determinations:

(i)
Interpretations.   The Company shall have the reasonable discretion to interpret or construe ambiguous, unclear or implied terms applicable to this Award Agreement, and to make any findings of fact necessary to make a calculations or determination hereunder; and

(ii)
Disagreements.     A decision made in good faith by the Company shall govern and be binding in the event of any dispute regarding a method of calculation of performance or a determination of vesting or forfeiture in connection with this Award.

Adjustments: The Compensation Committee of the Kemper Corporation Board of Directors may, in its discretion:

(i)
in evaluating performance in connection with this Award, include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization or restructuring; (e) extraordinary nonrecurring items as described in FASB Accounting Standards Codification™ 225-20 - Extraordinary and Unusual Items (or a successor pronouncement) and/or in the Company's periodic reports filed with the Securities and Exchange Commission for periods within the applicable Performance Period; and (f) acquisitions or divestitures; and

(ii)
make adjustments to the established performance goals applicable to this Award to reflect changes to the job responsibilities of the Participant or the structure of the Company or its Affiliates that relate directly to such established performance goals for all or a portion of the applicable Performance Period; provided, however, that no such adjustment shall be made to an Award to an employee whose compensation is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, if such adjustment would cause the compensation payable under the Award to fail to qualify as performance-based compensation under Section 162(m).